Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-119944) and Forms S-8 (No. 333-108467, 333-90976, 333-83190) of Centene Corporation of our reports dated February 23, 2006, with respect to the consolidated balance sheet of Centene Corporation and subsidiaries (the Company) as of December 31, 2005, the related consolidated statements of earnings, stockholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Centene Corporation.

Centene Corporation acquired Airlogix, Inc. during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Airlogix, Inc.’s internal control over financial reporting associated with total assets of $44.0 million and total revenues of $8.2 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Airlogix, Inc.

/s/ KPMG LLP

St. Louis, Missouri
February 23, 2006